Exhibit 4.7

FIRST SUPPLEMENTAL INDENTURE

dated as of January 21, 2003

to

JUNIOR SUBORDINATED INDENTURE

dated as of December 15, 1996

between

STATE STREET CORPORATION

as Issuer

and

BANK ONE TRUST COMPANY, N.A.

as Indenture Trustee

FlOATING RATE MEDIUM TERM

JUNIOR SUBORDINATED DEBENTURES DUE FEBRUARY 15, 2008

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE, dated as of January 21, 2003 (the “First Supplemental Indenture”), to the Indenture, dated as of December 15, 1996, is made between STATE STREET CORPORATION, a Massachusetts corporation (the “Corporation”), and BANK ONE TRUST COMPANY, N.A. (as successor in interest to The First National Bank of Chicago), a national banking association (the “Trustee”). All capitalized terms used in this First Supplemental Indenture and not otherwise defined herein have the meanings given such terms in the Original Indenture (as defined below).

W I T N E S S E T H :

WHEREAS, the Corporation and the Trustee entered into an indenture, dated as of December 15, 1996 (the “Original Indenture”), pursuant to which one or more series of unsecured junior subordinated debt securities of the Corporation (the “Securities”) may be issued from time to time; and

WHEREAS, Section 3.1 of the Original Indenture permits the terms of any Securities to be established in a supplemental indenture to the Original Indenture; and

WHEREAS, Section 9.1 of the Original Indenture provides that a supplemental indenture may be entered into by the Corporation and Trustee, without the consent of any Holders of Securities, to establish the form and terms of the Securities of any series and to change any of the provisions of the Original Indenture, provided that such change does not apply to any Outstanding Securities; and

WHEREAS, the Corporation has requested the Trustee to join with it in the execution and delivery of this First Supplemental Indenture in order to supplement and amend the Original Indenture by, among other things, establishing the form and terms of one series of Securities to be known as the Corporation’s “Floating Rate Medium Term Junior Subordinated Debentures” (the “Debentures”) and amending certain provisions thereof; and

WHEREAS, State Street Capital Trust II, a Delaware statutory trust (the “Trust”), intends to offer to the public $345,000,000 aggregate liquidation amount of its Floating Rate Medium Term Capital Securities, representing an undivided beneficial interest in the assets of the Trust (the “Medium Term Capital Securities”), and proposes to invest the proceeds from such offering, together with the proceeds of the sale of $10,670,000 aggregate liquidation amount of the Trust’s common securities to the Corporation, in up to $355,670,000 aggregate principal amount of the Debentures; and

WHEREAS, concurrently with the offering of the Medium Term Capital Securities, the Corporation intends to offer to the public $345,000,000 aggregate liquidation amount of its SPACES, which are equity security units (the “SPACES”); and

WHEREAS, the Corporation and the Trustee desire to enter into this First Supplemental Indenture for the purposes set forth in Sections 3.1 and 9.1 of the Original Indenture as referred to above; and

WHEREAS, all necessary actions to make this First Supplemental Indenture a valid agreement of the Corporation and the Trustee and a valid supplement to the Original Indenture have been duly taken,

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties to this First Supplemental Indenture mutually covenant and agree as follows:

ARTICLE I.

Designation and Terms of Debentures

1.1 Establishment of Series. There is hereby created a series of Securities to be known and designated as the Floating Rate Medium Term Junior Subordinated Debentures, to be in substantially the form and with the terms set forth in Exhibit A attached hereto, subject to changes in the form thereof made by the Corporation and acceptable to the Trustee, and which shall be subordinated and junior to all Senior Indebtedness of the Corporation. For purposes of the Original Indenture, the Debentures shall constitute a single series of Securities.

1.2 Limit on Aggregate Principal Amount. The aggregate principal amount of Debentures that may be issued under this First Supplemental Indenture is limited to $355,670,000.

1.3 Maturity. The Stated Maturity for the payment of principal of the Debentures is February 15, 2008.

1.4 Interest. The Debentures will bear interest, accruing from the date of initial issuance, at a variable annual rate equal to 3-Month LIBOR, determined as described below, plus 0.50% (the “Interest Rate”) of the principal amount thereof, payable quarterly (subject to deferral as set forth in Exhibit A attached hereto) in arrears on February 15, May 15, August 15 and November 15 of each year (each, an “Interest Payment Date”), commencing May 15, 2003. “3-Month LIBOR” means the London interbank offered rate for three-month, U.S. dollar deposits and, with respect to any period of time beginning on any Interest Payment Date (or the date of issuance of the Debentures, in the case of the first Interest Period) and ending on the day immediately preceding the next succeeding Interest Payment Date (an “Interest Period”), will be calculated by Bank One Trust Company, N.A., as calculation agent (the “Calculation Agent”), as follows:

(a) On the second Market Day (as defined below) preceding the commencement of such Interest Period (each, a “Determination Date”), 3-Month LIBOR will be determined on the basis of the offered rate for deposits of not less than U.S. $1,000,000 for a period of three months (the “Index Maturity”), commencing on the second Market Day immediately preceding the commencement of such Interest Period, which appears on the display designated as Page 3750 on the Dow Jones Telerate Service (or such other pages as may replace Page 3750 on that service for the purpose of displaying London interbank offered rates of major banks) (“Telerate Page 3750”) as of 11:00 a.m., London time on said Determination Date. If no such offered rate appears, 3-Month LIBOR with respect to such Interest Period will be determined as described in (b) below;

(b) With respect to a Determination Date on which no such offered rate appears on Telerate Page 3750 as described in

(a) above, 3-Month LIBOR shall be the arithmetic mean, expressed as a percentage, of the offered rates (unless by its terms such display provides for only a single rate, in which case a single rate shall be used) for deposits in U.S. dollars for the Index Maturity that appears on the display designated as “LIBO” on the Reuters Monitor Money Market Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks) (“Reuters Screen LIBO Page”) as of 11:00 a.m., London time, on such date. If, in turn, at least two such rates are not displayed on the Reuters Screen LIBO Page at such time (unless, as aforesaid, only a single rate is required), the Calculation Agent will obtain from each of four reference banks in London selected by the Calculation Agent (“Reference Banks”) such bank’s offered quotation (expressed as a percentage per annum) as of approximately 11:00 a.m., London time, on such date for deposits in U.S. dollars to prime banks in the London interbank market for the Index Maturity. If two or more such quotations are provided as requested, then 3-Month LIBOR for such date shall be the arithmetic average of such quotations. If, in turn, fewer than two such quotations are provided as requested, then 3-Month LIBOR for such date will be obtained from the preceding Market Day for which the Telerate Page 3750 displayed a rate for the Index Maturity; and

(c) If on any Determination Date, the Calculation Agent is required but unable to determine 3-Month LIBOR in the manner provided in paragraphs (a) and (b) above, 3-Month LIBOR for such Interest Period shall be 3-Month LIBOR as determined on the previous Determination Date.

The term “Market Day” means any Business Day on which commercial banks and foreign exchange markets are open for business (including dealings in foreign exchange and foreign currency deposits) in New York and London.

The Interest Rate for any Interest Period will at no time be higher than the maximum rate then permitted by New York law as the same may be modified by United States law.

All percentages resulting from any calculations referred to in the Indenture will be rounded, if necessary, to the nearest one ten-thousandth of a percentage point, with five hundred-thousandths of a percentage point being rounded upwards (e.g., 6.87655% (or .0687655) would be rounded to 6.8766% (or .068766)), and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent or more being rounded upwards).

The Calculation Agent shall, as soon as practicable after 11:00 a.m., London time, on each Determination Date, determine 3-Month LIBOR and inform the Trustee. Unless otherwise provided by the Trustee, the Paying Agent will calculate the amount of interest payable in respect of the following Interest Period (the “Interest Amount”). The Interest Amount shall be calculated by applying the Interest Rate to the principal amount of each Debenture outstanding at the commencement of the Interest Period, multiplying each such principal amount by the actual number of days in the Interest Period concerned (which actual number of days shall include the first day but exclude the last day of such Interest Period) divided by 360 and rounding the resulting figure to the nearest cent (with one-half cent or more being rounded upwards). The determination of the Interest Rate by the Calculation Agent and the Interest Amount by the Paying Agent will (in the absence of willful default, bad faith or manifest error) be final, conclusive and binding on all concerned. None of the Trustee, the Paying Agent, the Calculation Agent, the Trust or the Corporation (or any of their respective officers, directors, agents, beneficiaries, employees or affiliates) shall have any liability to any Person for (i) the selection of any Reference Bank or (ii) any inability to retain major banks in the London interbank market, in the case of the Calculation Agent, which is caused by circumstances beyond its reasonable control.

Upon the request of a holder of a Debenture, the Calculation Agent will provide the Interest Rate then in effect and, if determined, the Interest Rate for the next Interest Period with respect to the Debentures. Each such Interest Rate may be obtained by telephoning the Calculation Agent.

Interest will include Additional Sums, if any, as provided in Section 10.6 of the Indenture until the principal hereof is paid or duly provided for or made available for payment; provided that any overdue principal, premium or Additional Sums and any overdue installment of interest shall bear Additional Interest at the Interest Rate (to the extent that the payment of such interest shall be legally enforceable), compounded quarterly, from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand.

In the event that any Interest Payment Date is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day, except that, if such Business Day is in the next succeeding month, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be the fifteenth day (whether or not a Business Day) next preceding such Interest Payment Date, except as provided below. In the event that the Debentures are in book-entry only form, the Regular Record Date for each Interest Payment Date shall be the Business Day next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a

Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

1.5 Deferral of Interest Payments. The Corporation shall have the right, pursuant to Section 3.12 of the Original Indenture, to defer the payment of interest on the Debentures on the terms set forth in Exhibit A attached hereto.

1.6 Fixed Early Redemption. On December 15, 2005 (the “Fixed Early Redemption Date”), the Corporation shall redeem all outstanding Debentures, in whole but not in part, provided that (i) the Corporation is “well-capitalized” for purposes of the then applicable provisions of Regulation Y of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and otherwise complies with the then applicable provisions of the then applicable capital adequacy guidelines of the Federal Reserve Board and (ii) the Federal Reserve Board consents to such redemption.

The Corporation shall make a good faith effort to determine whether it meets the conditions set forth in clause (i) above based on the Corporation’s unaudited consolidated financial statements as of September 30, 2005. If the Corporation determines that it has met such conditions, the Corporation shall seek consent from the Federal Reserve Board to the redemption of the Debentures on the Fixed Early Redemption Date. If the Federal Reserve Board consents to such redemption, the Corporation (or, at the Corporation’s request, the Trustee) shall provide notice of such redemption to the Property Trustee under the Amended and Restated Trust Agreement (as defined below) no later than thirty-five (35) days and no earlier than sixty-five (65) days prior to the Fixed Early Redemption Date. Any redemption on the Fixed Early Redemption Date shall be at a Redemption Price equal to 100% of the principal amount of the Debentures, together with accrued interest, including any Additional Interest, to, but excluding, the Fixed Early Redemption Date.

1.7 Special Event Redemption. Subject to the Corporation having received prior approval of the Federal Reserve Board if then required under applicable law, rules, guidelines or policies of the Federal Reserve Board, the Corporation shall have the right to redeem the Debentures in whole, but not in part, subject to the terms and conditions of Article XI of the Indenture, at any time within 90 days following the occurrence and during the continuation of a Tax Event, Investment Company Event or Capital Treatment Event (or, if the approval of the Federal Reserve Board is then required for such redemption, on such later date as promptly as practicable after such approval is obtained), in either case, upon not less than 30 nor more than 60 days’ notice to the Holders and upon the provision of notice of such redemption by the Corporation to the Property Trustee under the Amended and Restated Trust Agreement no later than forty-five (45) days prior to such redemption date, at a redemption price equal to 100% of the principal amount of the Debentures, plus accrued interest, including any Additional Interest, to the redemption date.

1.8 Definition of Capital Treatment Event. Solely for purposes of the Debentures, the definition of “Capital Treatment Event” in Section 1.1 of the Original Indenture shall not apply, and the following definition shall instead be applicable:

“Capital Treatment Event” means the reasonable determination by the Corporation (as evidenced by an Officers’ Certificate delivered to the Trustee) that, as a result of any amendment to, or change (including any proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of the Medium Term Capital Securities, there is more than an insubstantial risk that, taking into consideration the terms of the Medium Term Capital Securities and the terms of the SPACES, the Corporation will not be entitled to treat an amount equal to the aggregate Liquidation Amount (as such term is defined in the Amended and Restated Trust Agreement) of the Medium Term Capital Securities as “Tier 1 Capital” (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Board of Governors of the Federal Reserve System, as then in effect and applicable to the Corporation.”

1.9 State Street Capital Trust II. The forms of (a) the Amended and Restated Trust Agreement of the Trust (the “Amended and Restated Trust Agreement”) among the Corporation, Bank One Trust Company, N.A., as Property Trustee, Bank One Delaware, Inc., as Delaware Trustee, the Administrative Trustees named therein and the holders of Trust Securities (as defined therein) and (b) the Guarantee Agreement between the Corporation and Bank One Trust Company, N.A., as Guarantee Trustee, relating to the Trust are attached hereto as Exhibit B and Exhibit C, respectively.

1.10 Global Securities. If the Debentures are distributed to holders of Medium Term Capital Securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the Trust, the Debentures will be issued in the form of one or more Global Securities registered in the name of The Depository Trust Company (“DTC”) or its nominee and will be subject to the relevant provisions of the Indenture, including without limitation Section 3.5 thereof.

1.11 Definition of Senior Indebtedness. Solely for purposes of the Debentures, clauses (b), (e) and (f) of the definition of “Senior Indebtedness” in Section 1.1 of the Original Indenture shall not apply, and the following clauses (b) and (e) shall instead be applicable:

“(b) any Debt of the Corporation to any of its Subsidiaries, other than Subsidiaries that are banks or bank holding companies as defined in the Bank Holding Company Act of 1956, as amended,”

“(e) any Debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such Debt by the holders of the Debentures as a result of the subordination provisions of this Indenture would be greater than such payments otherwise would have been as a result of any obligation of such holders of such Debt to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which such Debt is subject.”

1.12 Representations and Warranties. In connection with the issuance of the Debentures, the Corporation hereby represents and warrants that as of the date of this Supplemental Indenture, the Corporation is not obligated in respect of any Debt for borrowed money from (i) any Subsidiary that is not a bank or bank holding company as defined in the Bank Holding Company Act of 1956, as amended, or (ii) any employee of the Corporation, except, in each case, (x) in respect of Debt on which the Corporation shall defer payments of principal, interest and premium to the same extent that the Corporation defers payments of interest on the Debentures; or (y) in the ordinary course of business.

1.13 Additional Covenants. Solely for purposes of the Debentures, the following new Sections 10.9 and 10.10 of the Original Indenture shall be applicable:

“Section 10.9 Indebtedness to Certain Subsidiaries.

Except in the ordinary course of business, the Corporation shall not incur Debt for borrowed money from any Subsidiary that is not a bank or bank holding company as defined in the Bank Holding Company Act of 1956, as amended, unless, pursuant to the terms of such Debt, the Corporation defers payments of principal, interest and premium, if any, in respect of such Debt to the same extent that the Corporation defers payments of interest on the Debentures.

Section 10.10 Debt to Employees.

Except in the ordinary course of business, the Corporation shall not incur Debt for borrowed money from any employee of the Corporation, unless, pursuant to the terms of such Debt, the Corporation defers payments of principal, interest and premium, if any, in respect of such Debt to the same extent that the Corporation defers payments of interest on the Debentures.”

1.14 Events of Default. Solely for purposes of the Debentures, clause (3) of the definition of “Event of Default” set forth in Section 5.1 of the Original Indenture shall be inapplicable.

ARTICLE II.

Miscellaneous

2.1 Effect of Supplemental Indenture on Original Indenture. This First Supplemental Indenture is a supplement to the Original Indenture. As supplemented by this First Supplemental Indenture, the Original Indenture is in all respects ratified, approved and confirmed, and the Original Indenture and this First Supplemental Indenture shall together constitute one and the same instrument.

2.2 Effective Date. The modifications to the Original Indenture set forth in this First Supplemental Indenture shall become effective on the date first written above.

2.3 Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

2.4 Recitals. The recitals contained herein shall be taken as the statements of the Corporation, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

2.5 Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the jurisdiction that govern the Original Indenture and its construction.

The remainder of this page has been intentionally left blank.

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

STATE STREET CORPORATION

By: /s/ Frederick P. Baughman
Name: Frederick P. Baughman
Title: Senior Vice President,
Controller & Chief Financial Officer

BANK ONE TRUST COMPANY, N.A., as Trustee

By: /s/ Melissa Wilman
Name: Melissa Wilman
Title: Authorized Officer

EXHIBIT A

FORM OF DEBENTURE

EXHIBIT B

FORM OF AMENDED AND

RESTATED TRUST AGREEMENT

EXHIBIT C

FORM OF GUARANTEE AGREEMENT

STATE STREET CORPORATION

Floating Rate Medium Term Junior Subordinated Debenture

No. F-1	$355,670,000

STATE STREET CORPORATION, a corporation organized and existing under the laws of The Commonwealth of Massachusetts (hereinafter called the “Corporation”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Bank One Trust Company, N.A., as Property Trustee for State Street Capital Trust II, a statutory trust formed under the laws of the State of Delaware, or registered assigns, the principal sum of Three Hundred Fifty-Five Million Six Hundred Seventy Thousand Dollars ($355,670,000) on February 15, 2008. The Corporation further promises to pay interest on said principal sum from January 21, 2003 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly (subject to deferral as set forth herein) in arrears on the 15th day of February, May, August and November of each year, commencing May 15, 2003 (each, an “Interest Payment Date”) at a variable annual rate equal to 3-Month LIBOR, determined as described below, plus 0.50% (the “Interest Rate”). “3-Month LIBOR” means the London interbank offered rate for three-month, U.S. dollar deposits and, with respect to the period beginning on, and including, the date of original issuance of this Security, and ending on, but excluding, the first Interest Payment Date, and each successive period beginning on, and including, any Interest Payment Date, and ending on, but excluding, the next succeeding Interest Payment Date (each such period, an “Interest Period”), will be calculated by Bank One Trust Company, N.A. as calculation agent, as provided in the Indenture.

Interest will include Additional Sums, if any, as provided in Section 10.6 of the Indenture until the principal hereof is paid or duly provided for or made available for payment; provided that any overdue principal, premium or Additional Sums and any overdue installment of interest shall bear Additional Interest at the Interest Rate (to the extent that the payment of such interest shall be legally enforceable), compounded quarterly, from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand. The amount of interest payable for any period shall be computed by applying the Interest Rate on the principal amount of this Security outstanding at the commencement of the Interest Period, multiplying each such principal amount by the actual number of days in the Interest Period concerned (which actual number of days shall include the first day but exclude the last day of such Interest Period) divided by 360 and rounding the resulting figure to the nearest cent (with one-half cent or more being rounded upwards). The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be the fifteenth day (whether or not a Business Day) next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a

Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

So long as no Event of Default has occurred and is continuing, the Corporation shall have the right, at any time during the term of this Security, from time to time to defer the payment of interest on this Security for up to 20 consecutive quarterly interest payment periods with respect to each deferral period (each an “Extension Period”) at the end of which the Corporation shall pay all interest then accrued and unpaid including any Additional Interest, as provided below; provided, however, that no Extension Period shall extend beyond the Stated Maturity of the principal of this Security and no such Extension Period may end on a date other than an Interest Payment Date; and provided, further, however, that during any such Extension Period, the Corporation shall not (i) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Corporation that rank pari passu in all respects with or junior in interest to this Security, or (ii) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Corporation’s capital stock (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Corporation in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Corporation (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period, (b) as a result of an exchange or conversion of any class or series of the Corporation’s capital stock (or any capital stock of a Subsidiary of the Corporation) for any class or series of the Corporation’s capital stock or of any class or series of the Corporation’s indebtedness for any class or series of the Corporation’s capital stock, (c) the purchase of fractional interests in shares of the Corporation’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any Rights Plan, or the issuance of rights, stock or other property under any Rights Plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock). Prior to the termination of any such Extension Period, the Corporation may further defer the payment of interest, provided that no Extension Period shall exceed 20 consecutive quarterly interest payment periods, extend beyond the Stated Maturity of the principal of this Security or end on a date other than an Interest Payment Date. Upon the termination of any such Extension Period and upon the payment of all accrued and unpaid interest and any Additional Interest then due on any Interest Payment Date, the Corporation may elect to begin a new Extension Period, subject to the above conditions. No interest shall be due and payable during an Extension Period, except at the end thereof, but each installment of interest that would otherwise have been due and payable during such Extension shall bear

Additional Interest (to the extent that the payment of such interest shall be legally enforceable) at the Interest Rate, compounded quarterly and calculated as set forth in the first paragraph of this Security, from the dates on which amounts would otherwise have been due and payable until paid or made available for payment. The Corporation shall give the Holder of this Security and the Trustee notice of its election to begin any Extension Period at least one Business Day prior to the next succeeding Interest Payment Date on which interest on this Security would be payable but for such deferral or, so long as such Securities are held by State Street Capital Trust II (the “Issuer Trust”), at least one Business Day prior to the earlier of (i) the next succeeding date on which Distributions on the Capital Securities of such Issuer Trust would be payable but for such deferral, and (ii) the date on which the Property Trustee of such Issuer Trust is required to give notice to holders of such Capital Securities of the record date or the date such Distributions are payable.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Corporation maintained for that purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Corporation payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register, or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated by the Person entitled thereto as specified by the Securities Register.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his or her behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided, and (c) appoints the Trustee his or her attorney-in-fact for any and all such purposes. Each Holder hereof, by his or her acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Corporation has caused this instrument to be duly executed under its corporate seal.

Dated: January 21, 2003

[SEAL]	State Street Corporation

By:
Name:
Title:

Attest:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: January 21, 2003

Bank One Trust Company, N.A., as Trustee

By:
Authorized officer

This Security is one of a duly authorized issue of securities of the Corporation (herein called the “Securities”), issued and to be issued in one or more series under the Junior Subordinated Indenture, dated as of December 15, 1996, as supplemented by the First Supplemental Indenture, dated as of January 21, 2003 (as previously supplemented and amended, and as further amended or supplemented, “Indenture”), between the Corporation and Bank One Trust Company, N.A. (as successor in interest to The First National Bank Of Chicago), as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Corporation, the Trustee, the holders of Senior Indebtedness and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate principal amount to $355,670,000.

All terms used in this Security that are defined in the Indenture or in the Amended and Restated Trust Agreement, dated as of January 21, 2003 (as modified, amended or supplemented from time to time, the “Trust Agreement”), relating to State Street Capital Trust II (the “Issuer Trust”), among the Corporation, as Depositor, the Trustees named therein and the Holders from time to time of the Trust Securities issued pursuant thereto, shall have the meanings assigned to them in the Indenture or the Trust Agreement, as the case may be.

On December 15, 2005 (the “Fixed Early Redemption Date”), the Company shall redeem this Security, in whole but not in part, provided that (i) the Company is “well-capitalized” for purposes of the then applicable provisions of Regulation Y of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and otherwise complies with the then applicable provisions of the then applicable capital adequacy guidelines of the Federal Reserve Board and (ii) the Federal Reserve Board consents to such redemption.

The Company shall make a good faith effort to determine whether it meets the conditions set forth in clause (i) above based on the Company’s unaudited consolidated financial statements as of September 30, 2005. If the Company determines that it has met such conditions, the Company shall seek consent from the Federal Reserve Board to the redemption of the Securities on the Fixed Early Redemption Date. If the Federal Reserve Board consents to such redemption, the Company (or, at the Company’s request, the Trustee) shall provide notice of such redemption to the Property Trustee under the Amended and Restated Trust Agreement no later than thirty-five (35) days prior to the Fixed Early Redemption Date. Any redemption on the Fixed Early Redemption Date shall be at a Redemption Price equal to 100% of the principal amount hereof, together with accrued interest, including any Additional Interest, to, but excluding, the Fixed Early Redemption Date.

Subject to the Corporation having received prior approval of the Federal Reserve Board if then required under applicable law, rules, guidelines or policies of the Federal Reserve Board, the Corporation shall have the right to redeem this Security in whole, but not in part, subject to the terms and conditions of Article XI of the Indenture, at any time within 90 days following the occurrence and during the continuation of a Tax Event, Investment Company Event or Capital Treatment Event (or, if the approval of the Federal Reserve Board is then required for such redemption, on such later date as promptly as practicable after such approval is obtained), in either case, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount hereof, plus accrued interest, including any Additional Interest, to the redemption date.

In the event of redemption of this Security in part only, a new Security or Securities of this series for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Corporation with certain conditions set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Corporation and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Corporation and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Corporation with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, if an Event of Default with respect to the Securities of this series at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Securities of this series may declare the principal amount of all the Securities of this series to be due and payable immediately, by a notice in writing to the Corporation (and to the Trustee if given by Holders), provided that, if upon an Event of Default, the Trustee or such Holders fail to declare the principal of all the Outstanding Securities of this series to be immediately due and payable, the holders of at least 25% in aggregate Liquidation Amount of the Capital Securities then Outstanding shall have the right to make such declaration by a notice in writing to the Corporation and the Trustee; and upon any such declaration the principal amount of and the accrued interest (including any Additional Interest) on all the Securities of this series shall become immediately due and payable, provided that the payment of principal and interest (including any Additional Interest) on such Securities shall remain subordinated to the extent provided in Article XIII of the Indenture.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest (including any Additional Interest) on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Corporation maintained under Section 10.2 of the Indenture for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Corporation and the Securities Registrar duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Securities of this series, of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Corporation, the Trustee and any agent of the Corporation or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Corporation, the Trustee nor any such agent shall be affected by notice to the contrary.

The Corporation and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Security agree that for United States Federal, state and local tax purposes it is intended that this Security constitute indebtedness.

This Security shall be governed by and construed in accordance with the laws of the State of New York.